Exhibit (a)(1)(K)

FORM OF REMINDER COMMUNICATION

TO ELIGIBLE OPTIONHOLDERS

ABOUT THE EXCHANGE OFFER

Date:
To:	Eligible Optionholders
From:	Zhone Technologies, Inc.
Re:	Reminder about Exchange Offer

The exchange offer for Eligible Options is currently open and available to all Eligible Optionholders. As previously communicated, the exchange is scheduled to close at 5:00 p.m., Pacific Time, on November 17, 2008.

Remember, if you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form prior to the Expiration Date, which we expect will be at 5:00 p.m., Pacific Time, on November 17, 2008 (or a later Expiration Date if we extend the offer).

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form, or other documents relating to this exchange offer) to Laura Larsen, by hand or interoffice mail, by facsimile to (510) 777-7359, by mail or delivery to Zhone, Attention: Laura Larsen, 7001 Oakport Street, Oakland, California 94621, by phone at (510) 777-7062, or by e-mail to LLarsen@zhone.com.